EXHIBIT 99.1
Fastenal Company Reports 2017 Second Quarter Earnings
WINONA, Minn., July 12, 2017 (GLOBE NEWSWIRE) -- Fastenal Company of Winona, MN (Nasdaq:FAST), a leader in the wholesale distribution of industrial and construction supplies, today announced its financial results for the quarter and six month period ended June 30, 2017. Except for share and per share information, or as otherwise noted below, dollar amounts are stated in millions. Throughout this document, percentage calculations, which are based on non-rounded dollar values, may not be able to be recalculated using the dollar values included in this document, due to the rounding of those dollar values.
QUARTERLY PERFORMANCE SUMMARY

	Six-month Period			Three-month Period
	2017	2016	Change	2017	2016	Change
Net sales	$2,169.2	2,001.0	8.4%	$1,121.5	1,014.3	10.6%
Business days	128	128		64	64
Daily sales	$16.9	15.6	8.4%	$17.5	15.8	10.6%
Gross profit	$1,076.5	993.1	8.4%	$558.5	501.6	11.3%
% of sales	49.6%	49.6%		49.8%	49.5%
Operating income	$450.0	410.4	9.6%	$237.5	209.2	13.5%
% of sales	20.7%	20.5%		21.2%	20.6%
Earnings before income taxes	$446.3	407.7	9.5%	$235.4	207.8	13.3%
% of sales	20.6%	20.4%		21.0%	20.5%
Net earnings	$283.1	257.7	9.8%	$148.9	131.5	13.2%
Diluted net earnings per share	$0.98	0.89	9.8%	$0.52	0.45	13.4%
"The second quarter of 2017 felt more like Fastenal," said Dan Florness, President and Chief Executive Officer. "We have grown well over the last year, but market headwinds have masked this growth. We continue to ask our customers to challenge Fastenal to be their supply chain partner; their response shines through in the success we are seeing with all of our growth drivers."
Quarterly Results of Operations
Net sales increased $107.2, or 10.6%, from the second quarter of 2016 to the second quarter of 2017. The increase in net sales was driven primarily by higher unit sales. The higher unit sales resulted primarily from improvement in underlying market demand, growth in our industrial vending business, and growth in new and existing Onsite locations (defined as dedicated sales and service provided from within, or in close proximity to, the customer's facility). Our daily sales of fastener products, which represented 36.1% of sales in the second quarter of 2017, grew 7.9% in total, of which 3.6 percentage points were attributable to the recently acquired Manufacturers Supply Company ('Mansco') business. Our daily sales of non-fastener products, which represented 63.9% of sales in the second quarter of 2017, grew 12.2%.
Our gross profit, as a percentage of net sales, improved 30 basis points to 49.8% in the second quarter of 2017 from 49.5% in the second quarter of 2016. Changes in product and customer mix continued to adversely impact gross profit, as did the inclusion of Mansco in this quarter’s operating results. These impacts were more than offset by gross profit improvements from progress in our supply chain initiatives, including relative growth in the sales of Fastenal brands, increased discipline in purchasing throughout the organization, and more efficient utilization of our fleet.
Our operating income, as a percentage of net sales, improved to 21.2% in the second quarter of 2017 from 20.6% in the second quarter of 2016. This improvement was the result of the 30 basis point improvement in gross profit margin, in conjunction with a 20 basis point improvement in our operating and administrative expenses (including a gain on the sale of property and equipment). Our operating and administrative expenses, as a percentage of net sales, were 28.6% in the second quarter of 2017 compared to 28.8% in the second quarter of 2016. The primary reason for this improvement was that growth in key operating and administrative expense categories – employee-, occupancy-, and selling transportation-related costs – lagged growth in net sales.
Employee-related expenses, which represent 65% to 70% of operating and administrative expenses, increased 9.3% in the second quarter of 2017 when compared to the second quarter of 2016. Our full-time equivalent ('FTE') headcount modestly declined in the second quarter of 2017 when compared to the second quarter of 2016. However, this was more than offset by increases in employee-related expenses related to: (1) higher bonuses and commissions due to growth in net sales and net earnings, as well as regulatory driven incremental compensation, (2) increased health care costs, (3) an increase in our profit sharing contribution, (4) an increase in stock option expense, and (5) the inclusion of Mansco personnel. Occupancy-related expenses, which represent 15% to 20% of operating and administrative expenses, increased 3.4% as a decline in our number of public branches was more than offset by increases related to growth of vending equipment and an increase in automation at our distribution centers. Selling transportation expenses, which represent approximately 5% of operating and administrative expenses, increased 3.2% due to higher average fuel expenses.
The table below summarizes our FTE headcount at the end of the periods presented and changes in such headcount from the end of the prior periods to the end of the most recent period:

			Change Since:		Change Since:
	Q2	Q4	Q4	Q2	Q2
	2017	2016	2016	2016	2016
Branch and Onsite based	11,760	10,797	8.9%	11,845	-0.7%
Total FTE headcount	17,612	16,265	8.3%	17,660	-0.3%
Note - Full-time equivalent is based on 40 hours per week.
Our net interest expense was $2.1 in the second quarter of 2017 compared to $1.4 in the second quarter of 2016. This increase was mainly caused by higher average interest rates over the period.
Income tax expense, as a percentage of earnings before income taxes, was approximately 36.7% in both the second quarter of 2017 and the second quarter 2016.
Our net earnings during the second quarter of 2017 were $148.9, an increase of 13.2% when compared to the second quarter of 2016. Our diluted net earnings per share were $0.52 during the second quarter of 2017 compared to $0.45 during the second quarter of 2016.
Growth Driver Performance
We signed 4,881 industrial vending machines during the second quarter of 2017, an increase of 0.3% over the second quarter of 2016. Our installed device count on June 30, 2017 was 66,577, an increase of 14.1% over June 30, 2016. Sales through our vending machines continued to grow at a double-digit pace in the second quarter of 2017, primarily due to the increase in the installed base. These amounts do not include the machines subject to our leased locker program.
We signed 68 new Onsite locations during the second quarter of 2017 compared to 44 signings in the second quarter of 2016, an increase of 54.5%. We had 486 active sites on June 30, 2017, which represented an increase of 45.9% over June 30, 2016.
We signed 51 new national account contracts (defined as new customer accounts with a multi-site contract) in the second quarter of 2017, and revenues attributable to national account customers represented 47.8% of our total revenues in the period. Sales to our national account customers grew 13.2% in the second quarter of 2017 over the second quarter of 2016. Beyond signings (or growth activities), our large customers can provide insights into the trends of our overall marketplace. As recently as the fourth quarter of 2016, weak industrial demand was depressing growth for this group with sales to only 51 of our top 100 customers growing compared to 49 contracting. This dynamic started to improve in the first quarter of 2017, and continued to improve in the second quarter of 2017, with sales to 68 of our top 100 customers growing (44 growing 10% or more), and sales to 32 of our top 100 customers declining (16 declining 10% or more).
At the end of 2015 and through much of 2016 we infused additional product SKUs into many of our branches as a means to enhance our ability to service customers on a same-day basis. This initiative, which we refer to as CSP 16, builds on similar initiatives we have implemented since our original Customer Service Project ('CSP') rollout in 2002. In the second quarter of 2017, products added as part of our various CSP initiatives, including CSP 16, accounted for 15.0% of net sales, and daily sales of these products grew 12.3% compared to the second quarter of 2016.
Balance Sheet and Cash Flow
We produced operating cash flow of $293.3 in the first six months of 2017, an increase of 15.7% from the first six months of 2016, representing 103.6% of the period's net earnings versus 98.4% in the first six months of 2016. This improvement is mainly attributable to improved net earnings growth. We invested $52.8 for property and equipment, net of proceeds from sales, in the first six months of 2017 compared to $85.7 in the first six months of 2016. This reduction resulted from lower spending related to: (1) vending equipment due to the completion of the leased locker rollout in the latter half of 2016, (2) shelving and signage for the CSP 16 initiative, (3) the expansion of our distribution fleet, and (4) timing associated with the addition of pickup trucks and our distribution automation projects. We have increased our net capital expenditures expectation to approximately $127.0 million in 2017 (previously $119.0 million) due to higher anticipated spending on supply chain and information technology. We also paid $185.1 in dividends during the first six months of 2017, compared to $173.2 in the first six months of 2016.
During the second quarter of 2017, we purchased 1,300,000 shares of our common stock at an average price of approximately $43.62 per share.
Total debt on our balance sheet was $445.0 at the end of the second quarter of 2017, or 18.3% of total capital (the sum of stockholders' equity and total debt). This compares to $430.0, or 18.7% of total capital, at the end of the second quarter of 2016.
Accounts receivable were $613.5 at the end of the second quarter of 2017, an increase of $76.1, or 14.2%, over the second quarter of 2016. Inventories were $1,044.3 at the end of the second quarter of 2017, an increase of $59.2, or 6.0%, over the second quarter of 2016. In both cases, the increases were attributable primarily to improving business activity and, to a lesser degree, the impact of the Mansco acquisition. Accounts payable were $141.2 at the end of the second quarter of 2017, a decrease of $17.5, or 11.0%, from the second quarter of 2016. The prior year had significant payables balances arising out of the investment in inventory related to CSP 16 that did not recur in the current year.
Additional Information
The table below summarizes our branch and Onsite employee count and our total employee count at the end of the periods presented, and changes in that count from the end of the prior periods to the end of the most recent period. The final three items below summarize our cumulative investments in branch locations, Onsite locations, and industrial vending machines.

			Change Since:		Change Since:
	Q2 2017	Q4 2016	Q4 2016	Q2 2016	Q2 2016
End of period total branch and Onsite employee count	13,335	12,966	2.8%	13,499	-1.2%
End of period total employee count	20,174	19,624	2.8%	20,324	-0.7%

Number of branch locations	2,451	2,503	-2.1%	2,605	-5.9%
Number of active Onsite locations	486	401	21.2%	333	45.9%
Number of in-market units (1)	2,937	2,904	1.1%	2,938	0.0%
Industrial vending machines (installed device count) (2)	66,577	62,822	6.0%	58,346	14.1%
Ratio of industrial vending machines to in-market units	23:1	22:1		20:1
(1) 'In-market units' is defined as the sum of the total number of public branch locations and the total number of active Onsite locations.
(2) In February 2016, we signed an agreement to lease a significant number of industrial vending lockers to one of our customers. These devices do not generate product revenue and are excluded from the count noted above.
During the last twelve months, we have reduced our headcount by 164 people in our branches and 150 people in total. These reductions can be primarily attributed to natural attrition rather than an active headcount reduction program. However, we allowed this attrition to reduce our overall headcount throughout 2016. This was a reaction to a staffing buildup in 2015 in anticipation of better growth that did not happen as quickly as we anticipated. We continue to add headcount where necessary to support our growth initiatives, notably our Onsite business, and would expect to see our headcount grow in the second half of 2017.
We opened five branches and closed 31 branches in the second quarter of 2017. Our branch network forms the foundation of our business strategy, and we will continue to open or close branches in 2017 as is deemed necessary to sustain and improve our network and support our growth drivers.

CONFERENCE CALL TO DISCUSS QUARTERLY RESULTS
As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at http://investor.fastenal.com/events.cfm.
ADDITIONAL MONTHLY AND QUARTERLY INFORMATION
We publish on the 'Investor Relations' page of our website at www.fastenal.com both our monthly consolidated net sales information and the presentation for our quarterly conference call (which includes information, supplemental to that contained in our earnings announcement, regarding results for the quarter). We expect to publish the consolidated net sales information for each month, other than the third month of a quarter, at 6:00 a.m., central time, on the fourth business day of the following month. We expect to publish the consolidated net sales information for the third month of each quarter and the conference call presentation for each quarter at 6:00 a.m., central time, on the date our earnings announcement for such quarter is publicly released.
FORWARD LOOKING STATEMENTS
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, will, plan, goal, project, hope, trend, target, opportunity, and similar words or expressions, or by references to typical outcomes. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities, and our strategies, goals, mission, and vision. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, those detailed in our most recent annual and quarterly reports. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Amounts in millions except share and per share information)

	(Unaudited)
Assets	June 30, 2017	December 31, 2016
Current assets:
Cash and cash equivalents	$115.1	112.7
Trade accounts receivable, net of allowance for doubtful accounts of $11.6 and $11.2, respectively	613.5	499.7
Inventories	1,044.3	993.0
Prepaid income taxes	—	12.9
Other current assets	100.0	102.5
Total current assets	1,872.9	1,720.8

Property and equipment, net	895.2	899.7
Other assets	83.3	48.4

Total assets	$2,851.4	2,668.9

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$8.8	10.5
Accounts payable	141.2	108.8
Accrued expenses	180.4	156.4
Income taxes payable	11.9	—
Total current liabilities	342.3	275.7

Long-term debt	436.2	379.5
Deferred income tax liabilities	81.4	80.6

Stockholders' equity:
Preferred stock: $0.01 par value, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock: $0.01 par value, 400,000,000 shares authorized, 287,978,174 and 289,161,924 shares issued and outstanding, respectively	2.9	2.9
Additional paid-in capital	1.2	37.4
Retained earnings	2,023.7	1,940.1
Accumulated other comprehensive loss	(36.3)	(47.3)
Total stockholders' equity	1,991.5	1,933.1

Total liabilities and stockholders' equity	$2,851.4	2,668.9

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(Amounts in millions except earnings per share)

	(Unaudited)		(Unaudited)
	Six Months Ended June 30,		Three Months Ended June 30,
	2017	2016	2017	2016
Net sales	$2,169.2	2,001.0	$1,121.5	1,014.3

Cost of sales	1,092.7	1,007.9	563.0	512.7
Gross profit	1,076.5	993.1	558.5	501.6

Operating and administrative expenses	627.5	582.8	321.6	292.6
Gain on sale of property and equipment	(1.0)	(0.1)	(0.6)	(0.2)
Operating income	450.0	410.4	237.5	209.2

Interest income	0.2	0.2	0.1	0.1
Interest expense	(3.9)	(2.9)	(2.2)	(1.5)

Earnings before income taxes	446.3	407.7	235.4	207.8

Income tax expense	163.2	150.0	86.5	76.3

Net earnings	$283.1	257.7	$148.9	131.5

Basic net earnings per share	$0.98	0.89	$0.52	0.46

Diluted net earnings per share	$0.98	0.89	$0.52	0.45

Basic weighted average shares outstanding	288.9	288.9	288.7	288.9

Diluted weighted average shares outstanding	289.1	289.1	288.8	289.1

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
	(Unaudited)
	Six Months Ended June 30,
	2017	2016

Cash flows from operating activities:
Net earnings	$283.1	257.7
Adjustments to reconcile net earnings to net cash provided by operating activities, net of acquisition:
Depreciation of property and equipment	60.8	47.9
Gain on sale of property and equipment	(1.0)	(0.1)
Bad debt expense	4.0	3.9
Deferred income taxes	0.8	2.3
Stock-based compensation	2.8	1.7
Amortization of intangible assets	1.8	0.3
Changes in operating assets and liabilities, net of acquisition:
Trade accounts receivable	(108.0)	(70.6)
Inventories	(32.1)	(68.1)
Other current assets	2.5	18.5
Accounts payable	30.0	32.7
Accrued expenses	24.0	(8.5)
Income taxes	24.8	36.3
Other	(0.2)	(0.5)
Net cash provided by operating activities	293.3	253.5

Cash flows from investing activities:
Purchases of property and equipment	(57.4)	(88.7)
Proceeds from sale of property and equipment	4.6	3.0
Cash paid for acquisition	(58.7)	—
Other	1.8	(0.2)
Net cash used in investing activities	(109.7)	(85.9)

Cash flows from financing activities:
Proceeds from debt obligations	550.0	435.0
Payments against debt obligations	(495.0)	(370.0)
Proceeds from exercise of stock options	3.3	22.4
Purchases of common stock	(56.7)	(59.5)
Payments of dividends	(185.1)	(173.2)
Net cash used in financing activities	(183.5)	(145.3)

Effect of exchange rate changes on cash and cash equivalents	2.3	4.1

Net increase in cash and cash equivalents	2.4	26.4

Cash and cash equivalents at beginning of period	112.7	129.0
Cash and cash equivalents at end of period	$115.1	155.4

Supplemental disclosure of cash flow information:
Cash paid for interest	$3.5	2.9
Net cash paid for income taxes	$137.1	110.9

CONTACT:	Ellen Trester
Financial Reporting & Regulatory Compliance Manager
507-313-7282